EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Post-Effective Amendment No. 2 to the Registration Statement of iCap Vault 1, LLC (the “Company”) and Vault Holding 1, LLC on Form S-11 of our report dated March 24, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of the Company as of December 31, 2021 and 2020, and for the years ended December 31, 2021 and 2020, which report appears in the prospectus, which is part of this Post-Effective Amendment No. 2 to the Registration Statement. We also consent to the reference to us under the heading “Experts” in such Post-Effective Amendment No. 2 to the Registration Statement.

/s/ Friedman LLP

April 29, 2022
Marlton, New Jersey